OFFICER/DIRECTOR EMPLOYMENT CONTRACT

This contract for employment of an officer and/or director (the "agreement") is entered into between Pacific Link Internet, Inc., a California corporation d.b.a. "Global Pacific Internet" as a subsidiary of Worldwide Wireless Networks, Inc., a Nevada corporation, with its principal place of business located at 770 The City Drive South, Suite 3400, Orange, California 92868 (hereinafter known collectively as the "employer"), and Charles C. Bream, an individual.

                  ARTICLE 1.  TERM OF EMPLOYMENT

                         Specified Period

Section 1.01 Employer hereby employs employee and employee hereby accepts employment with employer for a period of five (5) years, beginning on January 1, 2000, and terminating on December 31, 2004.

                        Automatic Renewal

Section 1.02 This agreement shall be renewed automatically for Four (4) additional consecutive terms of One (1) year each, unless either party gives notice to the other at least Ninety (90) days prior to the expiration of any term of its intention not to renew.

                    "Employment Term" Defined

Section 1.03 As used herein, the phrase "employment term" refers to the entire period of employment of employee by employer hereunder, whether for the periods provided above, or whether terminated earlier, renewed, or otherwise extended by mutual agreement of the parties.

          ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE
                          General Duties

Section 2.01 Employee shall serve as President and COO (Chief Operating Officer) for an interim period of sixty (60) days from the initiation date of
this contract.   After such time, employee shall transition to the position of
CEO (Chief Executive Officer) and remain in that position until termination of this contract by lapse of time or other provisions provided for
hereunder.   Employee shall also become a member of the Board of Directors as of the date of this agreement. In his capacity as President and COO, employee shall use his best efforts and do and preform all services, acts, or things necessary or advisable to manage and conduct the business of employer, subject at all times to the policies set by Employer's Board of Directors and subject to the consent of the Board of Directors when required by the terms of this agreement. During this interim period, employee and the company through its officers, managers and Board of Directors, shall develop and agree upon a "point sheet," to be signed by the parties hereto and attached to this agreement as Exhibit "A" prior to employee taking his position as CEO, said "point sheet" to contain an outline, listing and description of the duties, authorities, obligations, rights and responsibilities (relative to other officers, managers and directors) of the CEO position assumed by employee.

                 Devotion to Employer's Business

Section 2.02 Unless agreed to in writing by employer, (a) employee shall devote his entire productive time, ability, energies, and attention to the business of employer during the term of this contract.(b) Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or other professional nature to any other person or organization, for compensation in wages, equity or otherwise, for any period of time longer than two calendar weeks, without the prior written consent of employer's Board of Directors. (c) This agreement shall not be interpreted to prohibit employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, employee shall not directly or indirectly acquire, hold or retain any interest in excess of five (5%) per cent in any business directly competing with the business of employer.

           Indemnification for Negligence or Misconduct

Section 2.03 Employee and employer agree to mutually indemnify the other and to hold the other harmless from liability for loss, damage, or injury to persons or property resulting from any breach of this agreement by the other, the definition of said breach to include but not be limited to negligence, gross negligence, or other misconduct

                          Trade Secrets

Section 2.04 (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of the duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and process of Employer, including without limitation, financial, personnel, sales, scientific, and other information that is owned by or proprietary to Employer and regularly used in the operation of Employer's business, and that such information constitutes trade secretes.

             (b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of the agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

             (c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer's trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer's current or any future and proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof (Proprietary Information), constitute unfair competition. Employee promises and agrees not to engage in any unfair competition utilizing Employer's Proprietary Information.

             (d) Employee further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to Employer's business are and shall remain exclusively the property of Employer.

               ARTICLE 3.  OBLIGATIONS OF EMPLOYER

     Section 3.01 Employer shall provide Employee with office facilities, parking privileges, office equipment, supplies and other facilities and services, suitable to Employee's position and adequate for the performance of his duties.

              Indemnification of Losses of Employee

     Section 3.02 Employer shall indemnify Employee for all loses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf.

              ARTICLE 4.  COMPENSATION OF EMPLOYEE

                          Annual Salary

     Section 4.01 (a) As compensation for the services to be performed hereunder, Employee shall receive a guaranteed salary at the rate of One Hundred Twenty Thousand ($120,000.00) dollars per year during the employment term, to be paid pro rata two times per month. Said salary shall be reviewed and renegotiated every three (3) months with the Directors of Employer. In the event Employer's financial condition is such that it does not have the funds necessary to pay Employee and the salaries of the two other top paid executives for a period of two (2) consecutive months, Employer may, by action of its board of directors, reduce Employee's salary by 50%, until such time as Employer's financial condition improves. However, any such reduction shall be on par with and at an equal pro rata reduction with, the other two top paid executives of Employer. In such event, Employer shall, at the request of Employee, provide Employee with financial data in support of such action. All funds not paid during this period shall be repaid to Employee by Employer on
a "best efforts" basis.   However, if such repayment does not occur within 6
months, Employee may elect to take the lost income in the form of a stock grant under the same pricing, terms and conditions set forth in Section 5.01 of this agreement.

                         Tax Withholding

Section 4.02 Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state and local taxes now applicable or that may be enacted and become applicable in the future.

                 ARTICLE 5.  EMPLOYEE INCENTIVES
                     Restricted Stock Options

Section 5.01 Employee shall receive Five Hundred Eighty Thousand (580,000) restricted cashless options at a strike price of Three Dollars ($3.00) drawn from the company's Employment Stock Option Program. The stock will vest as follows:

     a) One Hundred Thousand (100,000) shares will vest in full upon the date of this agreement.

     b) Twenty Thousand (20,000) shares will vest each month, with the basis being the average of the last five (5) trading days of the month, for the first twenty four (24) months of employment, totaling Four Hundred Eighty Thousand (480,000)options.

The option/exercise period shall be from the date of vesting through the date seven (7) years from the date of vesting. However, the date of vesting shall accelerate, and all stock options contemplated pursuant to this clause shall vest immediately, at the strike price in effect on the date of acceleration, upon the occurrence of any of the following:

     Termination for cause pursuant to this contract;

     Termination without cause pursuant to this contract;

     Any event that could jeopardize the above referenced vesting schedule of remaining options, including but not limited to any change in the material terms of, or rights and obligations contained in, this employment agreement, or any sale, merger, takeover or change in control of the stock of company such that any single shareholder or group of shareholders in concert and acting together shall gain control of 51% or more of the outstanding shares of company.

                  Incentive Stock Option Program

Section 5.02 If the Board of Directors of Employer elects to institute an Incentive Stock Option program, or other stock program not currently in effect, Employee shall be eligible to participate in said program under the guidelines set forth, and continue to participate in the Employment Stock Option Program, the Board may elect to reduce Employee's participation in any such incentive stock option program by 25% vis a vis other officers or directors during the first two years of employee's employment. However, this reduction can only apply to one stock option program if multiple programs are in place.

                  Performance Bonus Eligibility

Section 5.03 Employer does not now maintain, but agrees to assemble and propose to its Board of Directors, during and covering the calendar year 2000, an Annual Performance Bonus Plan to include Employee and such other top executives of Employer as the Board shall deem appropriate, subject to the limitations set forth in Section 5.02, above.

                  ARTICLE 6.  EMPLOYEE BENEFITS

                         Annual Vacation

Section 6.01. Employee shall be entitled to three (3) weeks vacation each year, and those business days that fall between Christmas and New Year's day, without loss of compensation. Employee may be absent from his employment for vacation only at such times as Employer's Board of Directors shall determine form time to time. In the event that Employee is unable for any reason to take the total amount of vacation days authorized therein during the year, he shall be entitled to use such un-taken vacation days in the next year of employment.

                  ARTICLE 7.  BUSINESS EXPENSES

                Reimbursement of Business Expenses

Section 7.01 (a) Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of Employer.

                (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as proper deduction on the federal and state income tax return of Employer.

               (c) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction. Notwithstanding the forgoing, Employee shall not incur expenses in excess of Five Hundred ($500.00) dollars, excluding expenses incurred in connection with travel outside of the metropolitan Los Angeles area, without obtaining the prior consent of Employer, which consent shall not be unreasonably withheld or delayed.

             (d) Employee shall be reimbursed for the use of his privately owned vehicle at $500 per month. If business mileage exceeds this, he will also be reimbursed for the difference at standard government rates.

                Repayment of Disallowed Expenses

Section 7.02. In the event that any expenses paid for Employee or any reimbursement of expenses paid to Employee shall, on audit or other examination of employer's income tax returns, be determined not to be allowable deductions from Employer's gross income because of Employee's misrepresentation or characterization of such expenses, and in the further event that this determination shall be acceded to by the Employer or made final by the appropriate federal or state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Employee shall repay to Employer the full amount of the disallowed expenses.

                ARTICLE 8.  RELOCATION OF EMPLOYEE

Section 8.01. Employee shall be reimbursed Five Hundred Dollars ($500.00) per month for temporary lodging while relocating, up to a maximum period of six months from the effective date of this agreement.

Section 8.02 Employee shall be reimbursed for one trip to Virginia every three weeks while relocating, with roundtrip airfares of no more than $450.00, for a maximum period of six months. Employee's Spouse may take one or more of these trips in the place of Employee, under the same conditions of this Section.

Section 8.03 Employee will be reimbursed for realtor fees, up to 3 % of the sale price, on the sale of his home in Virginia. If realtor fees exceed 3% of the sale price, the difference will be reimbursed to Employee by a stock grant under the same terms and conditions set forth herein under Section 5.01.

Section 8.04 Employee will be reimbursed for moving and shipping costs related to relocation up to a maximum of Twelve Thousand Five Hundred Dollars ($12,500.00).

              ARTICLE 9.  TERMINATION OF EMPLOYMENT

                      Termination for Cause

Section 9.01. (a) Employer reserves the right to terminate this agreement if Employee 1) willfully breaches any of the terms of this agreement; 2) habitually neglects the duties which he is required to perform under the terms of this agreement, including those set forth in Exhibit "A," to be attached hereto after agreement of the parties but prior to assumption of the CEO position; 3) or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

               (b) Employer may at its option terminate this agreement for the reasons stated in this section by giving written notice of termination to Employee without prejudice to any other remedy to which employer maybe entitled either at law, in equity, or under this agreement. Notwithstanding the foregoing, as a condition precedent to such termination, Employer shall have provided Employee with written notice of his breach, setting forth in detail the cause thereof, and providing Employee with an opportunity to respond to such claim and be heard upon his response by a meeting of the Board of Directors. In terminating Employee for cause, Employer shall further follow and adhere to any procedures and guidelines set forth in Employer's "Employee Handbook" in addition to the termination requirements set forth herein. If there are any conflicting terms or conditions regarding termination between the Handbook and this agreement, the agreement shall prevail, whether termination is for cause or without cause.

           (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of relevant facts.

           (d) Termination under this section shall be considered "for cause" for the purposes of this agreement.


                    Termination Without Cause

Section 9.02 Notwithstanding any other termination clause hereunder, and unfettered by any requirements or procedures set forth in Employer's "Employee Handbook," Employer may terminate Employee without cause, upon thirty (30) days notice, but shall at that time become obligated to pay to Employee a severance payment equal to six (6) months of salary at the rate applicable on the date of notice of termination. In such event, Employer shall also be required to continue to furnish, under the Employee's existing health plan, health insurance, for a period of one year from the date of termination, or until such time as Employee is offered or eligible for health insurance from any other employer.

                     Termination by Employee

Section 9.03. Employee may terminate his obligations under this agreement by giving the Employer at least Thirty (30) days notice in advance. In the event Employee shall terminate his obligations hereunder, Employee shall not be entitled to any payment of unpaid annual salary from Employer, any other severance, or continuation of health benefits as provided in Section 9.02, above.

                 ARTICLE 10.  GENERAL PROVISIONS

                             Notices

Section 10.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested.
Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notice shall be deemed communicated as of the date of mailing.

                    Attorney's Fees and Costs

Section 10.02. If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall
be construed as applicable to the entire agreement.   The parties hereto agree
that the Superior Court of Orange County shall have and retain exclusive jurisdiction over any dispute under this agreement, and California law shall govern in any controversy arising.

                             Consents

Section 10.03. Employer agrees that all consents required of it hereunder shall neither be unreasonably withheld nor delayed.


                        Entire Agreement

Section 10.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.


                          Modifications

Section 10.05. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

                         Effect of Waiver

Section 10.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

                        Partial Invalidity

Section 10.07. If any provision in this agreement is held by court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provision shall nevertheless continue in full force without being impaired or invalidated in any way.

                       Facsimile Signatures

Section 10.08 Any signed copy of this agreement or of any other document or agreement referred to herein, or copy or counterpart thereof, delivered by facsimile transmission, shall for all purposes be treated as if it were delivered containing an original manual signature of the party whose signature appears in the facsimile, and shall be binding upon such party in the same matter as though an originally signed copy had been delivered.


                              Executed on Jan 1 , 2000, at Orange, California.

Employer: /s/ Charles C. Bream
Worldwide Wireless Networks, Inc., a Nevada Corporation
Pacific Link Internet, Inc., a California corporation d.b.a. Global Pacific Internet by:/s/ Charles C. Brown
its: President & COO


Executed on January 1, 2000, at Orange, California.

Employee :


Charles C. Bream